Contact:
John L. McManus
President and Chief Executive Officer
1-949-481-9825

Aeolus Pharmaceuticals Completes Senior Convertible Debt Financing

LAGUNA NIGUEL, CA, August 1, 2008 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS), today announced that it has raised $500,000 through the sale of newly issued Senior Convertible Notes and warrants to selected institutional investors.  The investors also committed to invest another $500,000 over the next four months and have the option to invest an additional $4,000,000 over the next eighteen months.

The Senior Convertible Notes bear interest at a rate of 7% per year and mature on the 30-month anniversary of their date of issuance.  In addition, the Investors were granted warrants to purchase up to 2,000 shares of common stock for every $1,000 in principal amount of Notes purchased.  The warrants have an initial exercise price of $0.50 per share and a five year term.

The Notes are convertible, at the Investors' election, into shares of the Company’s common stock, at an initial conversion price equal to $0.35 per share for the first $1,000,000 in principal and a weighted average closing price (not to exceed $0.75 per share or less than $0.20 per share) for the remaining $4,000,000 in principal.

"We are pleased with this private placement, and are excited that this financing will enable us to continue our drug development program," said John L. McManus, Aeolus' President and Chief Executive Officer. "We appreciate the confidence the investors continue to show in the Company and the prospects of its drug development program," continued Mr. McManus.

The Company expects to use the initial net proceeds of $400,000 that it raised today from this financing to advance the development of AEOL 10150 and for general administrative expenses and working capital.

The securities offered in this placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and cannot be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. This news release is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein and is being issued under Rule 135c of the Securities Act of 1933, as amended.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds.  Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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